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                                                                    Exhibit 99.2

                                  NEWS RELEASE





FOR IMMEDIATE RELEASE

Contacts:
K.C. Trowell                          G. Thomas Frankland
Chairman & Chief Executive Officer    Executive Vice President and Chief
CNB, Inc.                             Financial Officer
904/755-3240

                      BENNETT BROWN JOINS CNB NATIONAL BANK

         LAKE CITY, FLORIDA (March 9, 1999) - CNB, Inc. (NASDAQ:CNBB) today announced that veteran Jacksonville community banker, Bennett Brown, has joined CNB, Inc. as President and Chief Operating Officer of its banking subsidiary, CNB National Bank, and as Executive Vice President of the holding company. CNB National Bank currently operates eleven branches in six Northeast Florida counties with assets of $311 million at December 31, 1998 and is the largest community bank headquartered in Northeast Florida. Brown will lead CNB's previously-announced entry into the Jacksonville market consisting of Jacksonville, St. Augustine, Orange Park, Ponte Vedra Beach, the Jacksonville Beaches, Fernandina Beach and Amelia Island, included in the four counties of Duval, St. Johns, Clay and Nassau.

         Brown joins K.C. Trowell, Chairman & Chief Executive Officer and founder of CNB National Bank, and G. Thomas Frankland, Executive Vice President and Chief Financial Officer, who joined CNB in late 1998. "We now have the senior management team in place to take CNB through significant expansion and to take advantage of the substantial banking consolidation that has occurred in the Northeast Florida market over the past few years," stated Trowell. "We are pleased that Bennett Brown has joined CNB National Bank to help us serve the many middle-market corporate customers who prefer the responsive, relationship-driven services offered by CNB National Bank over the larger out-of-state banks," Trowell added.

         Brown's background includes leading the formation of Enterprise National Bank of Jacksonville as President and Chief Executive Officer in 1987 which was subsequently acquired by Compass Bancshares in early 1997. He has been City President of Compass Bank since that time. Prior to forming Enterprise, Brown was with Florida National Bank for 10 years.



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         David H. Sheffield and Michelle S. McClellan are also joining CNB
National Bank, both as Vice Presidents, with responsibility for commercial banking and private banking, respectively. Sheffield and McClellan have also been associated with Brown at Compass Bank, Enterprise National Bank of Jacksonville and Florida National Bank.

                                     * * * *

         CNB, Inc. is a registered bank holding company and the parent of CNB National Bank. CNB National Bank commenced operations in 1986 with one Lake City location and today has eleven offices in six Northeast Florida counties (Alachua, Baker, Bradford, Columbia, Suwannee and Union).